Exhibit 99.1

Anworth Mortgage Asset Corporation Reports Loss of $(0.07) Per Share for
Third Quarter of 2006

          SANTA MONICA, Calif., Nov. 6 /PRNewswire-FirstCall/ -- For the quarter ended September 30, 2006 and based on a weighted average of 45.4 million fully diluted shares outstanding, Anworth Mortgage Asset Corporation (NYSE: ANH) announced today an unaudited net loss to common stockholders of $3.4 million, or $(0.07) per share.

          Agency mortgage-backed securities (or Agency MBS) held at September 30, 2006 were approximately $4.65 billion and were allocated as follows: 29% agency ARMs, 54% agency hybrid ARMs, 17% agency fixed-rate MBS and less than 1% agency floating-rate CMOs.

          At September 30, 2006, the current yield on Anworth’s Agency MBS was 5.41% based on a weighted average coupon of 5.50% divided by the average amortized cost of 101.6%.  The quarter-end unamortized premium was $73 million, or 1.6% of the par value.  During the quarter, the expense of amortizing the agency securities premium (based on prepayments and scheduled payments) was $6.8 million, compared to $7.6 million during the second quarter of 2006. During the quarter ended September 30, 2006, the constant prepayment rate (CPR) of the Agency MBS was 26.1% and the CPR of the adjustable-rate and hybrid adjustable-rate Agency MBS was 28.6%.  For the agency ARM and hybrid assets, the weighted average term to the next interest rate reset date was 27 months.

          At September 30, 2006, the CPR of the residential real estate loans held by Belvedere Trust Mortgage Corporation (or Belvedere Trust), Anworth’s wholly-owned subsidiary, was 32% and the CPR of Belvedere Trust’s other mortgage-backed securities, or Other MBS, was 14%.  The weighted gross coupon on Belvedere Trust’s residential real estate loans was 6.06% and 6.18% on its Other MBS.  The average cost of Belvedere Trust’s residential real estate loans was 101.64% and the average cost of its Other MBS was 88.43%.  The weighted average net coupon on Belvedere Trust’s mortgage-related assets was 5.74% and the average cost of Belvedere Trust’s mortgage-related assets was 101.5%.

          Relative to Anworth’s Agency MBS portfolio at quarter end, the outstanding repurchase agreement balance was $4.23 billion with an average interest rate of 5.29% and an average maturity of 118 days.  After adjusting for collateralized interest rate swap transactions, the average interest rate was 5.13% with an average maturity of 284 days.  During the quarter ended September 30, 2006 and relative to average agency earnings assets, interest income earned was 5.37%, amortization of premium was 0.59% and the average cost of funds was 5.08%, resulting in an interest rate spread of (0.30)%.

          During the quarter ended September 30, 2006, Anworth’s average equity investment in Belvedere Trust was $100 million.  At quarter end, Belvedere Trust did not have any residential mortgage loans held for securitization and securitized mortgage loans were $1.83 billion.  Belvedere Trust lost $1.3 million during the quarter ended September 30, 2006.  At September 30, 2006, the average FICO score of Belvedere Trust’s loan portfolio was 727 and the average LTV was 72%.

          Total stockholders’ equity at September 30, 2006 was $489.7 million, consisting of preferred stockholders’ equity of approximately $46.9 million and common stockholders’ equity of approximately $442.8 million.  The common stockholders’ equity resulted in a book value per share of $9.75 based on 45.4 million shares of common stock outstanding at September 30, 2006.

          Average common stockholders’ equity for the quarter ended September 30, 2006 was $428.2 million.

          Commenting on Anworth’s operations, Lloyd McAdams, Anworth’s Chairman, President and Chief Executive Officer, stated, “Since short-term interest rates did not increase during the third quarter, our average Agency portfolio financing cost has increased to a level which should soon approximate the rate level of our recent new financings.  This is likely to produce a more stable overall level of financing cost over the next year.  When combined with the expected continued increases in asset yields during this period as our adjustable-rate MBS reset to higher interest rates, this should result in widening net interest spreads on Anworth’s Agency MBS portfolio.”

          About Anworth Mortgage Asset Corporation

          Anworth is a mortgage real estate investment trust (REIT) which invests in mortgage assets, including mortgage pass-through certificates, collateralized mortgage obligations, mortgage loans and other real estate securities. Anworth generates income for distribution to shareholders primarily based on the difference between the yield on its mortgage assets and the cost of its borrowings.  Through its wholly-owned subsidiary, Belvedere Trust Mortgage Corporation, Anworth also invests in high quality jumbo adjustable-rate mortgages and finances these loans though securitizations.

          Safe Harbor Statement under the Private Securities Litigation Reform Act of 1995

          This press release contains forward-looking statements within the meaning of the “safe harbor” provisions of the Private Securities Litigation Reform Act of 1995.  These statements are based upon our current expectations and speak only as of the date hereof.  Our actual results may differ materially and adversely from those expressed in any forward-looking statements as a result of various factors and uncertainties, including increases in the prepayment rates on the mortgage loans securing our mortgage-backed securities, our ability to use borrowings to finance our assets, increases in default rates of the mortgage loans acquired by our mortgage loan subsidiaries, risks associated with investing in mortgage-related assets, including changes in business conditions and the general economy, our ability to maintain our qualification as a real estate investment trust for federal income tax purposes, and management’s ability to manage our growth.  Our Annual Report on Form 10-K, recent and forthcoming Quarterly Reports on Form 10-Q, recent Current Reports on Form 8-K, and other SEC filings discuss some of the important risk factors that may affect our business, results of operations and financial condition.  We undertake no obligation to revise or update publicly any forward-looking statements for any reason.

          Contact:
          Anworth Mortgage Asset Corporation
          John T. Hillman
          (310) 255-4438 or (310) 255-4493

ANWORTH MORTGAGE ASSET CORPORATION AND SUBSIDIARIES
CONSOLIDATED BALANCE SHEETS
(in thousands, except per share amounts)

	September 30, 2006	December 31, 2005

	(unaudited)
ASSETS
Agency MBS:
Agency MBS pledged to counterparties at fair value	$4,475,624	$4,302,139
Agency MBS at fair value	177,323	222,544

	4,652,947	4,524,683
Other MBS:
Other MBS pledged to counterparties at fair value	133,298	91,153
Other MBS at fair value	14,128	4,776

	147,426	95,929
Residential real estate loans	1,832,275	2,497,881
Allowance for loan losses	(1,557)	(1,655)
Cash and cash equivalents	2,526	8,248
Restricted cash	—	1,250
Interest and dividends receivable	34,819	32,740
Derivative instruments at fair value	11,163	12,948
Prepaid expenses and other	10,640	12,225

	$6,690,239	$7,184,249

LIABILITIES AND STOCKHOLDERS’ EQUITY
Liabilities:
Accrued interest payable	$39,932	$43,084
Repurchase agreements (Anworth)	4,231,544	4,099,410
Repurchase agreements (Belvedere Trust)	320,798	429,919
Whole loan financing facilities	—	493
MBS issued	1,561,643	2,069,634
Junior subordinated notes	37,380	37,380
Derivative instruments at fair value	7,458	—
Dividends payable on preferred stock	1,011	1,011
Dividends payable on common stock	—	908
Accrued expenses and other	669	19,167

	$6,200,435	$6,701,006

Minority interest	$87	$144
Stockholders’ equity:
Series A Cumulative Preferred Stock: par value $0.01 per share; liquidation preference $25.00 per share; authorized 20,000 shares, 1,876 and 1,876 shares issued and outstanding, respectively	$45,397	$45,397
Common Stock: par value $0.01 per share; authorized 100,000 shares, 45,397 and 45,397 issued and outstanding, respectively	454	454
Additional paid-in capital	527,031	527,020
Accumulated other comprehensive loss consisting of unrealized losses and gains	(52,495)	(75,620)
Accumulated deficit	(28,892)	(12,125)
Unearned restricted stock	(1,778)	(2,027)

	$489,717	$483,099

	$6,690,239	$7,184,249

ANWORTH MORTGAGE ASSET CORPORATION AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF INCOME (LOSS)
(in thousands, except for per share amounts)
(unaudited)

	Three Months Ended September 30,		Nine Months Ended September 30,

	2006	2005	2006	2005

Interest income net of amortization of premium and discount:
Interest on Agency MBS	$55,295	$38,797	$148,219	$117,455
Interest on Other MBS	1,276	1,216	7,124	2,593
Interest on residential real estate loans	22,611	31,193	73,202	89,681

	79,182	71,206	228,545	209,729

Interest expense:
Interest expense on repurchase agreements (Anworth)	54,119	33,869	142,561	91,080
Interest expense on repurchase agreements (Belvedere Trust)	4,105	4,449	12,825	12,803
Interest expense on whole loan financing facilities	—	563	3	3,457
Interest expense on MBS issued	21,645	25,182	68,833	65,705
Interest expense on junior subordinated notes	788	630	2,220	1,309

	80,657	64,693	226,442	174,354

Net interest income (loss)	(1,475)	6,513	2,103	35,375

Loss on sale of Agency MBS	—	—	(10,207)	—
Gain on sale of Other MBS	1,466	—	2,627	—
Loss on sale of loans	—	—	(5)	—
Expenses:
Compensation and benefits	(808)	(866)	(2,469)	(2,638)
Incentive compensation	—	143	—	(708)
Provision for loan losses	(497)	(288)	(736)	(858)
Other expenses	(1,082)	(955)	(3,289)	(3,046)

Total expenses	(2,387)	(1,966)	(6,494)	(7,250)

(Loss) income from operations before minority interest	(2,396)	4,547	(11,976)	28,125

Minority interest in net loss (income) of a subsidiary	3	(35)	57	(276)

Net (loss) income	$(2,393)	$4,512	$(11,919)	$27,849

Dividend on Series A Cumulative Preferred Stock	$(1,011)	$(1,011)	$(3,033)	$(2,890)

Net (loss) income available to common stockholders	$(3,404)	$3,501	$(14,952)	$24,959

Basic (loss) earnings per common share	$(0.07)	$0.07	$(0.33)	$0.53

Weighted average number of shares outstanding	45,392	47,867	45,384	47,451

Diluted (loss) earnings per common share	$(0.07)	$0.07	$(0.33)	$0.53

Weighted average number of diluted shares outstanding	45,392	47,891	45,384	47,481

SOURCE  Anworth Mortgage Asset Corporation
          -0-                                                     11/06/2006
          /CONTACT:  John T. Hillman of Anworth Mortgage Asset Corporation, +1-310-255-4438, or +1-310-255-4493/
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